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                                                                    EXHIBIT 10.1

             FEES FOR DIRECTORS OF COMMUNITY SHORES BANK CORPORATION
                            AND COMMUNITY SHORES BANK

     On October 26, 2005, the Boards of Directors of Community Shores Bank Corporation (the "Company") and its subsidiary, Community Shores Bank (the "Bank") approved increases to the annual retainer and meeting fees for non-employee directors. The increases will become effective as of January 1, 2006. Details of the adopted compensation arrangement are as follows:

     The non-employee directors of the Company and the Bank will each be paid, in aggregate, an annual retainer of $2,000. Non-employee directors of the Company and the Bank will also receive a fee of $250 for each meeting of the Board of Directors or a committee of the Board of Directors that they attend. The Chairman of the Board is to receive an additional $150 for each meeting of the Board of Directors that he chairs. All committee chairmen will receive an additional $50 for each committee meeting that they chair. When meetings are held on the same day of the Boards of Directors of the Company and the Bank, or of committees of the Company and the Bank performing similar functions, directors usually receive only one meeting and chairperson fee for the two Board or committee meetings.